Leo Aerospace

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$102.12 minimum investment

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Introduction

The emerging small satellite economy is hindered by a single outstanding problem: Access to space. To address this problem and realize the incredible potential in this market, Leo Aerospace is developing a rockoon: a rocket launched from a high-altitude balloon.

Microsatellites, smaller than a microwave, are the key to unlocking the future of the small satellite economy. After speaking with over 160 board members, executives, and engineers throughout the small satellite ecosystem, we learned the primary obstacle to success in this market is launching to space.

Microsatellite developers—whether they are established companies, researchers, or independent interest groups—are impacted by the current launch market. They are constrained to rideshare on large launch vehicles, meaning they cannot choose to which orbit their satellite is delivered. Furthermore, these launches are delayed on average by 6 months. Speaking to executives of small satellite companies, this has devastating consequences on their business models which rely on timely operation of satellites.

There is a plethora of other technical issues faced by these satellite developers such as launch frequency, pricing, and launch availability, but everything can be represented as a symptom of a larger ailment: The Microsatellite Launch Problem Is Being Approached With A Big Satellite Mindset.


THE MICROSATELLITE LAUNCH PROBLEM IS BEING
APPROACHED WITH A BIG SATELLITE MINDSET

The ideal launch vehicle for the emerging small satellite ecosystem must escape conventional thinking.

Opportunity

The growth of the microsatellite ecosystem can be attributed to technical advancements in recent years. The jobs of large and expensive traditional satellites are under attack by small and cost-effective solutions. This New Space age is pulling a wide array of industries into space, from container shipping to hedge funds. In the defense arena, disaggregation of large assets is possible like never before.

An analogy we like to use is phone applications. Early apps were used by a select few users on devices that were not intended to support them (think the game “Snake” on an old flip-phone). Enter the smartphone, a platform that focuses on the use of applications for almost every function. This single piece of technology enabled the brand-new app market through avenues like the Apple App Store. Similarly, microsatellites began with a select few users who realize their immense potential but have been growing in popularity in recent years. The immense success of these new satellites is dependent upon a dedicated solution. Leo Aerospace will be the solution that enables these satellite developers to innovate and change the way the world views space.


MICROSATELLITE TECHNOLOGY
SYNCOM IV-1
2600 KG
METEOSAT 7
320 KG
MICROSATELLITE
1-50 KG
1980
1997
2015

Our market calculations are derived from the 2016 Nano/Microsatellite Market Forecast published by SpaceWorks as well as our discussions with industry experts. The following values are based on 2022-2026 projections. The total market opportunity is $3.2B, while the serviceable available market is $1.6B for payloads of 25kg or less. These can be considered conservative estimates, and do not take into account the full market potential, or latent demand. Our projected obtainable market is $83M as we gradually increase the number of launches per year.


MARKET SIZE
$3.2B
TAM
2022-2026
$1.6B
SAM
2022-2026
$83M
SOM
5% MARKET SHARE
2022-2026


FULL MARKET POTENTIAL
SPACEWORKS FORCAST
HISTORICAL LAUNCHES
CALENDAR YEAR
2010
2014
2016
2017
2020
2021
2022
422
480
530
575
352
379
407
435
0
100
200
300
400
500
600
700

Leo Aerospace is developing a launch system designed around small payloads. Unfortunately, physics dictates that rockets do not scale down efficiently. Drag is a significant contributor to this inefficiency. Therefore, by bypassing the atmosphere with a high-altitude balloon and then launching a rocket, Leo Aerospace can significantly reduce inefficiencies. Leo Aerospace has also focused on moving engineering complexity from the rocket to the balloon and integration systems. Inexpensive and commercially available solid motors—similar to sounding rockets—will be used. The innovation of our system is in the integration of a low-cost rocket with a reusable balloon platform. By design, this system is not applicable to large satellites.


TECHNOLOGY
95%
LESS ATMOSPHERE
18 KM

Progress

We have built a development timeline with the goal of launching to orbit in five years. Although this is aggressive for aerospace ventures, we plan to leverage existing systems that are tested and proven. We have had several conversations with the FAA, and are optimistic as regulations develop for this technology.

Our current focus is prototyping and de-risking hardware to reach the edge of space. Although this has not been included in any market projections, we believe there is substantial market potential for suborbital flights that can alleviate development costs.


DEVELOPMENT TIMELINE
PHASE ONE
PROTOTYPING AND SUBSYSTEM TESTING
YEAR 1
PHASE TWO
HIGH ALTITUDE TESTING
YEAR 1+2
PHASE THREE
SUB-ORBITAL TESTING
YEAR 3
PHASE FOUR
SUB-ORBITAL FLIGHTS
YEAR 4 + 5
PHASE FIVE
FIRST ORBITAL DELIVERY
YEAR 5
PHASE SIX
LAUNCH NETWORK EXPANSION

Business model

Following the development timeline, suborbital launches are scheduled to begin in 2020 at $10,000 per kilogram to a 200km apogee. Leo Aerospace intends to begin orbital delivery service in 2022. Launch pricing to orbit will start at $50,000 per kg to a 400km Sun Synchronous Orbit. This is the starting point for a flexible pricing model, as mission and integration complexity will inform the final price after negotiation. Launch cadence will begin slowly with two launches in 2022, and increase to 50 launches per year by 2027.

Our long-term goal is to increase launch frequency as operations develop. Increased launch frequency relies upon the reusability of several key subsystems and optimizing production flow of non-reusable subsystems. By taking advantage of lower-cost, source-able solid motors, Leo Aerospace intends to move towards an economies-of-scale model for rocket production, while maintaining balloon systems that will service multiple launches.

Detailed market and financial projections can be found in the Business Plan Summary.

Download Business Plan


BUSINESS MODEL
Based on feedback from over 160 potential users.
Prices start at $50k per kg
to a 400km Sun-Synchronous Orbit
FLEXIBLE PRICING
Price increases with size, complex orbits, and complexity of payload integration.
PAYLOADS UP TO 25 KG
Small payloads reflect our decision to enable microsatellite developers.

Team

The Leo Aerospace team originated as an engineering group at Purdue University forged by a common love for space and a desire to challenge conventional thought. We have been working together on various projects since 2014.

There are currently five members of Leo Aerospace. All are engineers, but each has a unique skill set, whether it is propulsion, test, dynamics, prototyping, or manufacturing. While we are proud of our diverse engineering base, there is an evident need for teammates with business savvy to handle financial and marketing needs.



Dane Rudy CEO

Dane is from the Wisconsin side of the Twin Cities area up North. He is a graduate of the Purdue University School of Mechanical Engineering. He has held an engineering role at Orbital ATK, a full time research position at the TU-Braunschweig Institute for Avionics in Germany, and has worked for Northrop Grumman Corporation as a vehicle engineer. Dane has completed the national I-Corps program through which Leo Aerospace has gained a better understanding of the small satellite ecosystem. Dane is the CEO of Leo Aerospace and actively manages the team and leads the communication of technical work. In his free time Dane enjoys rock climbing, surfing, and getting out into the abundant wild areas in southern California.



Bryce Prior Vice President of Operations and Strategy

Bryce Prior is from Nashville, Tennessee. He is a graduate of the Purdue University School of Aeronautical and Astronautical Engineering where he studied space propulsion and vehicle design. He has held a full-time research position for the Institute of Aerodynamics and Flow Mechanics at the Deutsches Zentrum fur Luft- und Raumfahrt (German Aerospace Center) in Braunschweig, Germany. Bryce was previously employed by Northrop Grumman in Redondo Beach, California. At Northrop, Bryce worked as a Propulsion Engineer for James Webb Space Telescope and as a Test Engineer for a wide variety of cryocooler technologies. For Leo Aerospace, Bryce serves as the Vice President of Operations and Strategy. When Bryce isn't working, he enjoys a wide variety of extreme sports, from surfing and wakeboarding to rock climbing and skiing.



Drew Sherman Vice President of Vehicle Engineering

Drew is from Columbus, Ohio. He recently graduated with a B.S. in Aeronautical and Astronautical engineering from Purdue University. Drew has worked for Northrop Grumman's Vehicle Engineering sector in Los Angeles. His tasks included developing user interfaces for controlling an aircraft, aircraft engine performance, and analyzing power-thermal management systems. He is also the Vice President of Vehicle Engineering for Leo Aerospace. Drew is pursuing a master's degree at Purdue University in Engineering Management with an emphasis on propulsion. His hobbies include soccer, Android, hiking, and snowboarding.



Abishek Murali Vice President of Mission Engineering

Abishek Murali was born in Mysore, India but grew up just south of Seattle, WA in a city called Federal Way. He earned his B.S. in Aeronautical and Astronautical Engineering from Purdue University in May 2017. During his undergrad, Abishek was a 3-term co-op at ATA Engineering, a consulting firm that performs analysis, test, and design work for many prime engineering contractors. Abishek also had the opportunity to work at NASA's Johnson Space Center performing software testing and software development to aid in flight operations for SLS, NASA's next-gen rocket. Abishek is currently pursuing a graduate degree in Engineering Management at Purdue University. He serves as the Vice President of Mission Engineering. Abishek's hobbies include tennis, climbing, hiking, martial arts, and food.



Mike Hepfer Vice President of Production

Mike Hepfer is from Grandville, Michigan. He is a student at Purdue University studying Industrial Engineering and Entrepreneurship. He has a background in robot design and fabrication. Mike is the current President and Program Director of Purdue Orbital, a student run design-build-test team that is pursuing ambitious goals in the aerospace field. He has served as a Mechanical Design Engineer for Ugo Labs where he designed and fabricated prototype components for a fully automated smoothie machine. Mike also worked as a Mechanical Engineer for JR Automation. Mike serves as the Vice President of Product Development for Leo Aerospace. In the off hours Mike enjoys exploring the outdoors and the occasional good book.

Other Important Information



Leo Aerospace is very fortunate to have Daniel Dumbacher as an advisor. Dumbacher has enjoyed a very fruitful career including 35 years at NASA, four years as a professor at Purdue University, and is now serving as Executive Director of the American Institute for Aeronautics and Astronautics. During his time at NASA, Dumbacher served ultimately as Deputy Associate Administrator in the Exploration Systems Development Division, in which he led 5,000 employees to develop the Space Launch System and Orion. His experience in organizational management and technical leadership is invaluable to the development and success of Leo Aerospace.

The Leo Aerospace team is also unique in this space due to our youth. While some may look upon this as a distinct disadvantage, we view it as fortunate. Leo Aerospace is dedicated to developing disruptive technology for a market inundated with too many, far-too-similar renditions of the same launch technology. Innovative, new solutions for the growing demand require new schools of thought—which is exactly what we, as young outsiders, are able to bring to the table. However, just bringing new ideas to the table doesn't get a satellite to orbit. This is where seasoned advisors come into play. Leo pulls on the mentorship of various successful entrepreneurs, corporate executives, businessmen and women, and engineers as well as the technical leadership of our esteemed advisor. We continue to seek expansion of our Board of Advisors and network of experienced mentors.

Become a part of Leo Aerospace

Being an investor for Leo Aerospace allows you to be a part of the next technological frontier--the evolution of the New Space Age. Leo Aerospace plans to be on the forefront of actualizing the future space economy and we hope you will join us along the way.

This round of investment will allow Leo Aerospace to continue operation and development in several areas. While the rocket and balloon systems are key components of the technology, these systems are well-known throughout industry and have significant heritage. Therefore, heavy emphasis will be placed upon design, analysis, and low-cost prototyping and testing of integration systems. This means working on the interface between the rocket and balloon for the sake of safe and reliable operation. Building on this capability will provide for greater understanding and heritage once Leo has raised enough funding to scale towards larger prototypes and technology demonstrations. In other areas, portions of the funding will go towards various business expenses (legal, accounting, travel, etc.) and salaries (two full-time employees and three part-time).

This is an offering of Membership Interest Units, under registration exemption 4(a)(6), in Leo Aerospace LLC. This offering must raise at least $10,000 by April 24, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Leo Aerospace may issue additional securities to raise up to $400,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

990,090 shares × $4.44 per share
= $4,396,000 implied valuation

Pitch Deck


LEO AEROSPACE
2018

1. DELIVERY OF MICROSATELLITES TO ORBIT IS **NOT AVAILABLE** ON A TIMELY SCHEDULE
2. TAILORED ORBITS **ARE NOT** AVAILABLE FOR MICROSATELLITES
3. LAUNCH CADENCE IS SEVERELY **LIMITED**

PROBLEM

We have identified three major problems within current microsatellite operations


THE MICROSATELLITE LAUNCH PROBLEM IS BEING APPROACHED WITH A BIG SATELLITE MINDSET

OUR PROMISE

The solutions we will deliver.


00:03:21

ON DEMAND

Minimal lead time



AGILE

Mobile platform with light infrastructure



HIGH FREQUENCY

Rapid turnaround and launch


PRIORITIZED ORBITAL DEPLOYMENT FOR MICROSATELLITES

MICROSATELLITE TECHNOLOGY



SYNCOM IV-1
2600 KG

METEOSAT 7
320 KG

MICROSATELLITE
1-50 KG

1980 | 1997 | 2015

APPLICATIONS:
Primitive and development was restricted.

SMARTPHONE:
Enter the app store, a platform capable of hosting user-created applications.

$2.3 BILLION:
Combined revenue of App Store and Google Play.

MICROSATELLITES:
Powerful, delivery is restricted.

LEO AEROSPACE
Enter, a platform designed for launching microsatellites.

EXPANDED MARKETS:
Developers will be free to design and launch their way.

MARKET IMPACT

Just as smartphones are the disruptive tech for apps, LEO is the same for microsatellites.

Just like people reach for their phone to use apps, developers will reach to LEO to access space.

MARKET SIZE

$3.2B
TAM
2022-2026

$1.6B
SAM
2022-2026

$83M
SOM
5% MARKET SHARE
2022-2026


FULL MARKET POTENTIAL
SPACEWORKS FORCAST
HISTORICAL LAUNCHES
NUMBER OF SATELLITES (1-50 KG)
CALENDAR YEAR
0
100
200
300
400
500
600
700
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
422
480
530
575
352
379
407
438

* 2016 MARKET DATA BY SPACEWORKS

COMPETITION


PRIMARY
SECONDARY
NON-TRADITIONAL
TRADITIONAL
LEO AEROSPACE
VECTOR
ROCKET LAB
Virgin ORBIT
Orbital ATK
BLUE ORIGIN
SPACEX
ULA
United Launch Alliance

MICROSATELLITE PRIORITY VS. LAUNCH ARCHITECTURE


TECHNOLOGY
95%
LESS ATMOSPHERE
18 KM

COMPETITIVE ADVANTAGES

This is what differentiates us from our competitors.


LAUNCH ON DEMAND
LARGELY REUSABLE
FAST TURNAROUND
CUSTOMIZED DESTINATION
STREAMLINED INTEGRATION
LIGHT INFRASTRUCTURE


DEVELOPMENT TIMELINE
PHASE ONE
PROTOTYPING AND SUBSYSTEM TESTING
YEAR 1
PHASE TWO
HIGH ALTITUDE TESTING
YEAR 1+2
PHASE THREE
SUB-ORBITAL TESTING
YEAR 3
PHASE FOUR
SUB-ORBITAL FLIGHTS
YEAR 4 + 5
PHASE FIVE
FIRST ORBITAL DELIVERY
YEAR 5
PHASE SIX
LAUNCH NETWORK EXPANSION


BUSINESS MODEL
Based on feedback from over 160 potential users.
Prices start at $50k per kg
to a 400km Sun-Synchronous Orbit
FLEXIBLE PRICING
Price increases with size, complex orbits, and complexity of payload integration.
PAYLOADS UP TO 25 KG
Small payloads reflect our decision to enable microsatellite developers.


TEAM
DANE RUDY
CEO
BRYCE PRIOR
VP of Operations and Strategy
DREW SHERMAN
VP of Vehicle Engineering
ABISHEK MURALI
VP of Mission Engineering
MIKE HEPFER
VP of Product Development
DAN DUMBACHER
Advisor

Download Pitch Deck

Financials

This will be our first round of funding following a grant from the National Science Foundation in summer 2017.

We anticipate we will use the offering proceeds over a 6-month period to support the team and continue detailed analysis and prototyping.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Recap

Leo Aerospace wants to open access to space for the world through innovative launch solutions and prioritizing orbital deployment for microsatellites. We hope you decide to join Leo Aerospace to revolutionize the small satellite industry and usher in the New Space Age.

- Download the White Paper →

Leo Aerospace's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Risks

What factors make an investment in Leo Aerospace speculative or risky?

- If the Company is unable to raise additional capital on acceptable terms, it may be unable to complete planned prototypes, testing etc. or obtain necessary regulatory approvals or commercialize its products.
- The Company will require substantial future capital in order to continue to conduct the research, development, and regulatory activities necessary to bring the product to market. There can be no assurance that additional funding will be available on acceptable terms. Failure to satisfy our capital requirements will adversely affect the Company's business, financial condition and results of operations because the Company would be left without the capital required to complete product development, obtain regulatory approvals, or establish sales, marketing and manufacturing capabilities.
- Because the Company expects to generate operating losses for the foreseeable future, it may not achieve profitability for some time, if at all. The Company is in an early stage of development and, therefore, has a limited history of operations.
- The Company is faced with all of the risks associated with a company in the early stage of development. In addition, the Company's business is subject to numerous risks associated with a new company engaged in production of aerospace products. Such risks include, among other things, competition from well-established and well-capitalized companies, and unanticipated development difficulties and risks associated with the need for regulatory approval from relevant regulatory bodies around the world.
- Because the Company is focused on product development, the Company has not generated any product revenues to date. The Company has incurred losses each year of its operations and expects to continue to incur losses for the foreseeable future.

- The process of developing the Company's products requires significant research and laboratory testing, launch licensing, and regulatory approvals, each of which is costly and does not result in revenues or profits. There can be no assurance that the Company will ever generate sufficient commercial sales or achieve profitability. Should this be the case, investors could lose their entire investment.

What are the risks to Netcapital investors relating to minority ownership in Leo Aerospace?

- Our Operating Agreement can be amended by the holders of the Member Units. As minority owners, the crowdfunding investors are subject to the decisions made by the majority owners. The issued and outstanding membership interest units give management voting control of the company. As a minority owner, you may be outvoted on issues that impact your investment, such as the issuance of new units, or the sale of debt, convertible debt or assets of the company.

What are the risks to Netcapital investors associated with corporate actions including:

- The issuance of additional shares of our common stock will dilute the ownership of the crowdfunding investors. As a result, if we achieve profitable operations in the future, our net income per share will be reduced because of dilution, and the market price of our common stock, if there is a market price, could decline as a result of the additional issuances of securities.
- If we repurchase securities, so that the above risk is mitigated, and there are fewer shares of common stock outstanding, we may not have enough cash available for marketing expenses, growth, or operating expenses to reach our goals. If we do not have enough cash to operate and grow, we anticipate the market price of our membership units would decline.
- A sale of our company or of the assets of our company may result in an entire loss of your investment. We cannot predict the market value of our company or our assets, and the proceeds of a sale may not be cash, but instead, unmarketable securities, or an assumption of liabilities. Our company currently has negative net worth (our liabilities exceed our assets) and it is unlikely that in the near term, a sale would result in a premium that is significant enough over book value to generate a return to our investors.
- We may need to renegotiate our related-party debt if our related-party lenders demand that we begin making principal or interest payments. Any renegotiation may be on less favorable terms or may require that we refinance the related-party debt. We may need to raise additional funds through public or private debt or sale of equity to pay the related-party debt. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. If we are unable to obtain financing on reasonable terms, or, if our related-party lenders do not continue to cooperate with us, we could be forced to discontinue our operations. We anticipate that any transactions with related parties will be vetted and approved by manager(s) unaffiliated with the related parties.

How might the rights of the above securities limit, dilute, or qualify the rights of the securities you will offer on Netcapital?

None of the Company's existing debt is convertible into equity, and there are no warrants, options or other convertible instruments outstanding.

Are there any other differences between the securities listed above and the securities you will offer on Netcapital?

The Netcapital offering is an offer to purchase common stock. The options listed above may convert to common stock at the discretion of the option holders subject to provisions within the terms of their option agreements. The convertible debt is a hybrid equity/debt instrument that is substantially different than the common stock that will be offered.

How could the exercise of rights held by the individuals above affect the purchasers of the securities being offered?

- As the holder of a majority of the voting rights in the company, our Members may make decisions with which you disagree, or that negatively affect the value of your investment in the company, and you will have no recourse to change those decisions. Your interests may conflict with the interests of other investors, and there is no guarantee that the company will develop in a way that is advantageous to you. For example, the majority shareholder may decide to issue additional shares to new investors, sell convertible debt instruments with beneficial conversion features, or make decisions that affect the tax treatment of the company in ways that may be unfavorable to you. Based on the risks described above, you may lose all or part of your investment in the securities that you purchase, and you may never see positive returns.

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.